VIDIKRON TECHNOLOGIES GROUP ANNOUNCES PNC BANK ACTION

JERSEY CITY, NJ, JULY 27, 1999 - Vidikron Technologies Group, Inc. (the "Company") (Nasdaq: VIDI) announced that PNC Bank has exercised its right of setoff against all of Vidikron of America, Inc.'s ("Vidikron" the Company's U.S. operating subsidiary) funds in accounts maintained at the Bank and has commenced sending letters to all of Vidikron's customers notifying them to remit payments directly to the Bank.

Vidikron's agreement with PNC Bank requires that Vidikron maintain all its accounts and deposits with the Bank. As a result of these actions, the Company, and its Vidikron subsidiary, may find it necessary to seek protection from creditors under Chapter 11 of the Bankruptcy Code.

The Company has initiated a number of actions to avoid a bankruptcy filing. It is negotiating for an infusion of new capital and the conversion of certain indebtedness into equity, as well as a change in terms of certain outstanding securities. In that respect, the Company has signed non-binding term sheets with certain of its creditors and security holders. There can be no assurance that Vidikron will avoid a bankruptcy proceeding, nor can the outcome of any such proceeding on the Company's security holders be predicted.

Vidikron Technologies Group, Inc. is in the business of developing and marketing technological innovations in the high-end home theater industry under its premier Vidikron brand. The company distributes its products in over 46 countries worldwide.

The foregoing press release contains forward-looking statements, including statements regarding, among other things, the Company's expectations of its future business. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, certain of which are beyond the Company's control. Actual results could differ materially from these forward-looking statements as a result of a variety of factors. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this press release will in fact transpire or prove to be accurate.